Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into on July 1, 2020, by and between Armstrong Flooring, Inc., a Delaware corporation (the “Company”) and Douglas B. Bingham (“Executive”). The Company and Executive may be referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties have mutually agreed that Executive will depart from the Company and step down from his position as Chief Financial Officer, effective June 26, 2020 (the “Separation Date”); and

WHEREAS, the Parties wish to enter into the arrangement set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.    Separation. Executive acknowledges that he and the Company mutually agreed that, as of the Separation Date, Executive will no longer serve in any and all positions he holds with the Company and its subsidiaries (including Chief Financial Officer), and Executive agrees to execute any additional documents required by the Company to effectuate such agreement.

2.    Payments and Benefits.

(a)    Whether or not Executive signs this Agreement, the Company shall pay Executive (i) his monthly base pay through the Separation Date in accordance with the Company’s usual payroll practices, less all applicable withholdings and deductions, (ii) accrued but unpaid vacation pay in one lump-sum included in Executive’s final paycheck, less all applicable withholdings and deductions and (iii) reimbursement of any business expenses incurred prior to the Separation Date in compliance with the policies and procedures of the Company.

(b)    Provided that this Agreement becomes effective pursuant to its terms and Executive remains in compliance with this Agreement at all times, the Company shall pay Executive severance benefits in the amount of $50,000 in one lump-sum within three (3) business days of Executive’s execution of this Agreement, less all applicable withholdings and deductions.

(c)    Provided that Executive remains in compliance with this Agreement at all times and executes the Supplemental Release of Claims attached hereto as Appendix A (the “Supplemental Release”) on or within twenty-one (21) days following the Separation Date and does not timely revoke his consent to the Supplemental Release, (i) the Company shall pay Executive an additional lump-sum payment in the amount of $647,500 on or within ten (10) business days following the Supplemental Release Effective Date (as defined in the Supplemental

Release), less all applicable withholdings and deductions, (ii) the Company shall pay Executive an amount equal to six (6) times the monthly Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) premium in effect under the Company’s health, dental and vision plans applicable to Executive and his dependents as of the Separation Date, less the monthly premium cost then in effect for such coverage for active employees, less all applicable withholdings and deductions, on or before the Company’s second regularly scheduled payroll date following the Supplemental Release Effective Date (as defined in the Supplemental Release), (iii) the Company shall pay Executive $80,013.70, less all applicable withholdings and deductions, in respect of the Company’s 2020 Annual Incentive Plan (“AIP”), such amount to be paid at the same time as 2020 annual bonuses are paid to the Company’s active executive officers under the 2020 AIP, but no later than March 15, 2021, (iv) the Company shall provide, or cause to be provided, certain executive outplacement services for up to twelve (12) months following the Separation Date up to a maximum cost of $20,000, (v) 441 Restricted Stock Units (RSUs) will be accelerated and vest on the Supplemental Release Effective Date, and (vi) the service-based vesting requirement with respect to a target number of Performance Stock Units (PSUs) equal to 8,987 shall lapse, and such PSUs shall remain eligible to vest based on satisfaction of the applicable company performance metrics.

(d)    Provided that Executive timely and validly elects continued coverage under COBRA, Executive and his eligible dependents’ participation in the group health and dental insurance plan of the Company will continue after the date of this Agreement on the same basis as of the date hereof; provided, however, that Executive will be responsible for all COBRA premium payments.

3.    No Other Payments or Benefits. Executive acknowledges and agrees that the payments and benefits set forth in this Agreement are all the payments and benefits to which he is entitled from the Company and that he is not entitled to any other compensation, benefits, or payments from the Company or any other Company Parties (as defined in Section 7(a) below), including any severance payments or other compensation from the Company pursuant to the Amended and Restated Change in Control Severance Agreement between the Executive and the Company, effective January 4, 2019 (“CIC Agreement”).

4.    Return of Property. Executive agrees that within five (5) business days of the Separation Date, he will deliver, without retaining any copies, all documents and other material in Executive’s possession relating, directly or indirectly, to any Confidential Information (as defined in Section 5 below) or other information of the Company, or confidential or other information regarding third parties, learned as an employee of the Company including, but not limited to, any and all documents, contracts, agreements, plans, books, notes, passwords, including electronically stored data and any copies of the foregoing, as well as all materials or equipment supplied by the Company, such as credit cards, laptop or other computer equipment. Executive represents that the Company has returned to him all personal effects which were located at the Company’s premises.

5.    Confidentiality and Confidential Information.

(a)    Executive represents that he has held, and Executive agrees that he will at all times hold, in the strictest confidence and has not and will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information, or confidential information regarding third parties, or make any use thereof, directly or indirectly, except in working for the Company. Executive assigns to the Company any rights he may have or have acquired in such Confidential Information and recognizes that all such information shall be the sole property of the Company and its successors or assigns.

(b)    “Confidential Information” means and includes any and all information regarding the Company and its subsidiaries and affiliates that is not generally known or available to the public, including but not limited to: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Executive acknowledges that the Company’s business is highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company. Confidential Information shall not include information that (i) was already in Executive’s possession prior to disclosure by the Company but not developed by Executive; (ii) was independently developed by Executive without reference to the Company’s Confidential Information; (iii) is obtained from a third party who is not prohibited from transmitting the information to Executive by a contractual, legal or fiduciary obligation to the Company; or (iv) is or becomes generally available to the public other than as a result of disclosure by Executive.

6.    Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.    Release.

(a)    Executive hereby releases, discharges and forever acquits the Company, and its affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement including, but not limited to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and Executive, including, without limitation, the CIC Agreement, the Company’s Severance Pay Plan for Executive Employees and any incentive compensation plan or stock option plan with any Company Party; provided, however, that nothing in this Release shall release or impair any rights that cannot be waived under applicable law, rights under this Agreement (including but not limited to rights to vested RSUs and vested PSUs), rights to vested benefits under the Company’s 401(k) plan and group health plan, or any rights to indemnification (the “Excluded Claims”).

(b)    Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company Parties have fully satisfied any and all obligations whatsoever owed to him arising out of his employment with the Company or any other Company Party, and that no further payments or benefits are owed to him by the Company or any other Company Party.

8.    Restrictive Covenants. Executive acknowledges and agrees that the restrictive covenants and agreements set forth in Section 8 of the CIC Agreement are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.

9.    Cooperation. Executive acknowledges and agrees that Executive will assist and cooperate with the Company in connection with any investigation, proceeding, dispute, or claim that may be made against, by, or with respect to the Company, or in connection with any ongoing or future investigation, proceeding, dispute, or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making himself available upon reasonable notice for factual interviews, preparation for testimony, providing affidavits, and similar activities), to the extent such claims, investigations, or proceedings relate to Executive’s employment with the Company, services performed or required to be performed by Executive, or pertinent knowledge possessed by Executive. Executive’s failure to cooperate with the Company as outlined in this Section 9 shall constitute a material breach of this Agreement.

10.    No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by Executive or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

11.    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, shall be deemed to be an original and both counterparts, taken together, shall constitute one and the same Agreement. A faxed or .pdf-ed signature shall operate the same as an original signature.

12.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. Executive may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which shall inure to the benefit of Executive’s heirs, executors and administrators.

13.    Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

14.    409A. The intent of Executive and the Company is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith, as applicable. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind remuneration provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described herein that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to comply with the requirements of Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For such purposes, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

In no event shall the timing of Executive’s execution of a release result, directly or indirectly, in Executive designating the calendar year of any payment hereunder, and, to the extent required by Section 409A, if a payment hereunder that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company makes no representation that any or all of the payments or benefits to be provided pursuant to this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. Executive shall be solely responsible for the payment of any taxes or penalties incurred under Section 409A.

15.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

16.    Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between Executive and any of the Company Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the CIC Agreement, provided, however, that Section 8 of the CIC Agreement shall remain in effect, and provided, further, that the Indemnification Agreement between the Company and Executive, effective January 4, 2019, and all agreements between the Company and Executive relating to PSUs, RSUs or other equity in which Executive has ongoing rights, shall remain in effect. Executive represents that in executing this Agreement, Executive has not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

*                *                 *

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first above written.

Armstrong Flooring, Inc.		Douglas B. Bingham

/s/ Douglas B. Bingham

By:	/s/ Christopher S. Parisi
Douglas B. Bingham
Name: Christopher S. Parisi

Title: SVP, General Counsel

APPENDIX A

SUPPLEMENTAL RELEASE OF CLAIMS

1.     Release.

(a)    For good and valuable consideration, including the Company’s provision of a certain payment to Executive in accordance with Section 2(c) of the Separation Agreement and Release, dated July 1, 2020 (the “Separation Agreement”), Executive releases, discharges and forever acquits the Company, and its affiliates and subsidiaries and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement including, but not limited to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and Executive, including, without limitation, the Amended and Restated Change in Control Severance Agreement between Executive and the Company, effective January 4, 2019, the Company’s Severance Pay Plan for Executive Employees and any incentive compensation plan or stock option plan with any Company Party; provided, however, that nothing in this Supplemental Release shall release or impair any rights that cannot be waived under applicable law, rights under the Separation Agreement (including but not limited to rights to vested Restricted Stock Units and vested Performance Stock Units), rights to vested benefits under the Company’s 401(k) plan and group health plan, or any rights to indemnification (the “Excluded Claims”).

(c)    Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company Parties have fully satisfied any and all obligations whatsoever owed to him arising out of his employment with the Company or any other Company Party, and that no further payments or benefits are owed to him by the Company or any other Company Party.

2.    Review and Revocation Period.

(a)    Executive acknowledges that (i) the Company and/or its successor has advised Executive to consult with an attorney of Executive’s own choosing before signing this Supplemental Release, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive has carefully read and fully understands all of the provisions of this Supplemental Release, (iv) the release provided herein specifically applies to any rights or claims Executive may have against the Company Parties pursuant to the ADEA, (v) Executive is entering into this Supplemental Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, including the payment set forth in Section 2(c) of the Separation Agreement, and (vi) Executive has the full power, capacity and authority to enter into this Supplemental Release.

(b)    Executive understands and agrees that Executive has twenty-one (21) days following Executive’s receipt of this Supplemental Release to review this Supplemental Release and its terms and to reflect upon them and consider whether Executive wants to sign it, although Executive may sign it sooner. Executive understands and agrees that Executive may accept this Supplemental Release by signing and returning it within the applicable time frame to Christopher Parisi, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Armstrong Flooring, Inc. at 2500 Columbia Avenue, P.O. Box 3025, Lancaster, Pennsylvania 17604 or by e-mail at csparisi@armstrongflooring.com.

(c)    Notwithstanding the initial effectiveness of this Supplemental Release, Executive may revoke the execution and delivery (and therefore the effectiveness) of this Supplemental Release within the seven day period beginning on the date Executive delivers the re-execution to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to Company before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(d)    In the event of such revocation by Executive, this Supplemental Release shall be of no force or effect, and Executive shall not have any rights and the Company shall not have any obligations under Section 2(c) of the Separation Agreement. Provided that Executive does not revoke his consent to this Supplemental Release within the Release Revocation Period, this Supplemental Release shall become effective on the eighth (8th) calendar day after the date upon which he executes this Supplemental Release (the “Supplemental Release Effective Date”).

Douglas B. Bingham

Date:

9